Exhibit 99.1

FINISH LINE ANNOUNCES SALES AND EARNINGS GUIDANCE FOR FISCAL 07

INDIANAPOLIS — January 26, 2006 — The Finish Line, Inc. (NASDAQ:FINL) today reconfirmed guidance for the fourth quarter ending February 25, 2006 (“Q4”) and announced sales and earnings guidance for the year ending March 3, 2007 (“Fiscal 07”).

FOURTH QUARTER FISCAL 06

The Company’s comparable sales through the first eight weeks of the 13-week quarter have been at the top end of the range with product margin on plan. The Company had previously issued guidance for Q4 of a comparable sales gain of 1-2% and earnings per diluted share of $.58-$.60. While the Company still has to perform against the 8% comparable sales gain for the month of February last year, it now believes that it will achieve the upper end of the ranges for both comparable sales and earnings for Q4. The Company’s guidance for the full fiscal year is $1.23 - $1.25 based on the expected fourth quarter results.

FISCAL 07 GUIDANCE

The following sets forth the Company’s sales, comparable sales and earnings guidance for Fiscal 07:

	Q1 Ending	Q2 Ending	Q3 Ending	Q4 Ending	Year Ended
	05/27/06	08/26/06	11/25/06	03/03/07	03/03/07

Consolidated Net Sales - in thousands	$323,000	$382,000	$314,000	$481,000	$1,500,000

Comparable Sales	1-3%	1-3%	1-3%	1-3%	1-3%

Diluted Earnings per Share	$.23 - $.25	$.39 - $.41	$.02 - $.04	$.69 - $.71	$1.35 - $1.39

The Company will have an additional week in Fiscal 07 (a 53-week year versus the typical 52-week year), which is reflected in the fourth quarter and full year guidance. The Company estimates that the extra week is a $.06 benefit to earnings in the fourth quarter. In addition, the guidance above includes $7.4 million ($.10 per diluted share) for stock option expense as required by FAS 123R, “Accounting for Stock-Based Compensation”.

The Company anticipates opening 50 new Finish Line stores, 30-35 Man Alive stores and 15 Paiva stores in Fiscal 07. This equates to a 9-10% increase in store square footage open for the consolidated group. Capital expenditures for Fiscal 07 will approximate $65-$70 million.

The Company has experienced, and expects to continue to experience, significant variability in net sales and comparable store net sales from quarter to quarter. Therefore, the results of the periods presented herein are not necessarily indicative of the results to be expected for any other future period or year.

Certain statements contained in this press release regard matters that are not historical facts and are forward looking statements (as such term is defined in the rules promulgated pursuant to the Securities Act of 1933, as amended). Because such forward looking statements contain risks and uncertainties, actual results may differ materially from those expressed in or implied by such forward looking statements. Factors that could cause actual results to differ materially include, but are not limited to: changing consumer preferences; the Company’s inability to successfully market its footwear, apparel, accessories and other merchandise; price, product and other competition from other retailers (including internet and direct manufacturer sales); the unavailability of products; the inability to locate and obtain favorable lease terms for the Company’s stores; the loss of key employees, general economic conditions and adverse factors impacting the retail athletic industry; management of growth; and the other risks detailed in the Company’s Securities and Exchange Commission filings. The Company undertakes no obligation to release publicly the results of any revisions to these forward looking statement that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

The Finish Line, Inc. is one of the nation’s leading athletic specialty retailers offering the best selection of footwear, apparel and accessories for men, women and kids. Finish Line is publicly traded on the NASDAQ National Market under the symbol FINL and currently operates 657 Finish Line stores in 48 states and online. In addition, the Company also operates 51 Man Alive stores in 13 states. To learn more about The Finish Line, visit www.finishline.com and to learn more about Man Alive visit www.manalive.com.

CONTACT:	Kevin S. Wampler, 317-899-1022, Extension 6914
Executive Vice President - CFO
THE FINISH LINE, INC., INDIANAPOLIS

Media Requests:
CONTACT:	Elise Hasbrook, 317-899-1022, Extension 6827
Corporate Communications Manager
THE FINISH LINE, INC., INDIANAPOLIS